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EXHIBIT 21


 SUBSIDIARIES OF REGISTRANT

1.    SDI Foreign Operations, Inc., a Delaware corporation

2.    SDI GmbH, a company organized under the laws of Germany

3.    Artecon Japan Ltd., a Japanese corporation

4.    Artecon Foreign Sales Corporation, a Barbados corporation

5.    Artecon Europe B.V., a Netherlands corporation